December 14, 2017

New Jersey Resources Corporation
1415 Wyckoff Rd.
Wall Township, NJ 07719
Attention: James Kent, Treasurer

Re:    4-Month $75,000,000 Revolving Line of Credit Facility from PNC Bank, National
Association to New Jersey Resources Corporation

Dear Mr. Kent:

We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a loan as described in Section 1 below (the “Loan”) to New Jersey Resources Corporation (the “Borrower”), subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this letter. We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your Loan are outlined in the following sections of this letter.

1.    Loan and Use of Proceeds. The Loan governed by this letter is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this Agreement, will make advances to the Borrower from time to time until the Expiration Date, in an aggregate amount outstanding at any time not to exceed $75,000,000 (the “Line of Credit”). The “Expiration Date” shall have the meaning set forth in the Note (defined below). The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Line of Credit beyond the Expiration Date. In no event shall the aggregate unpaid principal amount of advances under the Line of Credit exceed the face amount of the Line of Credit. Establishment of the Line of Credit is for the purpose of providing additional short-term liquidity for the Borrower and advances under the Line of Credit will be used for working capital or other general business purposes of the Borrower.

2.    Note. Each advance under the Loan will be evidenced by a promissory note, dated of even date herewith, in the principal face amount of $75,000,000, executed by the Borrower in favor of the Bank (together with all renewals, extensions, amendments and restatements thereof, collectively, the “Note”), which sets forth the interest rate, repayment and other provisions of the respective Loan. This letter (the “Letter Agreement”), the Note and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Note.

3.    Interest Rate. Interest on the unpaid balance of advances under the Loan will be charged at the rates, and be payable on the dates and times, set forth in the Note.

4.    Representations and Warranties. To induce the Bank to extend the Loan and upon the making of each advance to the Borrower under the Line of Credit, the Borrower represents and warrants as follows:

(a)    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. The Borrower is duly licensed or qualified and in good standing in each jurisdiction where the failure to be so licensed or qualified could reasonably be expected to result in a Material Adverse Change.

(b)    This Letter Agreement and the Note have been duly and validly executed and delivered by the Borrower. This Letter Agreement and the Note constitute legal, valid and binding obligations the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability of any of the Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

(c)    Neither the execution and delivery of this Letter Agreement and the Note, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by the Borrower will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws or other organizational documents of the Borrower, or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower (other than any Liens that may be granted in favor of the Bank).

(d)    No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made under or pursuant to this Letter Agreement and the Note which constitutes an Event of Default or Potential Default.

(e)    The Borrower is not in violation of (i) any term of its certificate of incorporation, bylaws or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change.

5.    Conditions to Advances. The Bank’s obligation to make any advance under any Loan is subject to the conditions that as of the date of the advance (a) no Event of Default or Potential Default shall have occurred and be continuing, (b) the representations and warranties of the Borrower under the Loan Documents shall be true on and as of the date of such advance with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), (c) the making of the advance shall not contravene any Law applicable to the Borrower, and (d) the Borrower shall have made a proper and timely request for such advance as set forth herein and in the Note. In addition, the Bank’s commitment to fund the initial advance on or after the date hereof under the Line of Credit is subject to the satisfaction of the following conditions prior to or as of the date hereof:

5.1    Authorization Documents. The Bank shall have received certified copies of resolutions of the board of directors of the Borrower authorizing, to the satisfaction of the Bank, this Letter Agreement and the Note, together with a current incumbency certificate and a current good standing certificate from the Borrower’s jurisdiction of organization with respect to the Borrower.

5.2    Receipt of Loan Documents. The Bank shall have received this Letter Agreement, the Note and such other instruments and documents which the Bank may have reasonably requested prior to the date hereof in connection with the transactions provided for in this Letter Agreement and the Note, which shall include an opinion of counsel in form and substance reasonably satisfactory to the Bank.

6.    Covenants. Unless compliance is waived in writing by the Bank, until termination of the commitment for the Line of Credit and payment in full of the Loan:

(a)    The Borrower will promptly submit to the Bank the financial statements and certifications set forth on Exhibit A attached hereto.

(b)    The Borrower will notify the Bank in writing of the occurrence of any Event of Default or Potential Default, and of any other event or occurrence as to which the Borrower is required to provide notice to the administrative agent and/or lenders party to the Credit Agreement.

(d)    The Borrower shall pay to the Bank the commitment fees set forth on Exhibit A attached hereto.

(e)    If the Credit Agreement is terminated and repaid in full prior to the Expiration Date, the Borrower shall, if so required by the Bank in its discretion, also repay in full all obligations outstanding under this Letter Agreement and the Note, and the Bank may, in its discretion, cancel the Line of Credit and have no further obligation to lend or extend credit hereunder and under the Note.

7.    Fees; Expenses. The Bank agrees to pay its counsel fees incurred in connection with the documentation and closing of the Loan through the date hereof. Thereafter, the Borrower agrees to reimburse the Bank, on demand, for all costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Letter Agreement and the other Loan Documents after the date hereof, and any modifications or amendments thereto or renewals thereof, and the collection of all of the obligations evidenced by the Note (collectively, the “Obligations”), including, but not limited to, enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Letter Agreement, including (i) reasonable fees and expenses of counsel (which may include costs of in‑house counsel); and (ii) all costs related to conducting UCC, title and other public record searches. The Borrower hereby authorizes and directs the Bank to charge Borrower's deposit account(s) with the Bank for any and all such costs and expenses, as well as any fees due hereunder.

8.    [Intentionally Omitted]

9.    Miscellaneous.

9.1    Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) or as otherwise provided in this Letter Agreement) and will be effective upon receipt. Notices may be given in any manner to which the parties may agree. Without limiting the foregoing, first-class mail, postage-prepaid, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. In addition, the parties agree that Notices may be sent electronically to any electronic address provided by a party from time to time. Notices may be sent to the Borrower’s address as set forth above and to the Bank at 155 East Broad Street, Columbus, OH 43215, Attention: Thomas E. Redmond, Managing Director, or to such other address as any party may give to the other for such purpose in accordance with this section.

9.2    Preservation of Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

9.3    Illegality. If any provision contained in this Letter Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Letter Agreement.

9.4    Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Letter Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, the Bank may modify this Letter Agreement or any of the other Loan Documents for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Bank shall send a copy of any such modification to the Borrower (which notice may be given by electronic mail). No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

9.5    Entire Agreement. This Letter Agreement, the Note and the other Loan Documents constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.6    Counterparts. This Letter Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Letter Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

9.7    Successors and Assigns. This Letter Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Letter Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Letter Agreement in whole or in part.

9.8    Interpretation. In this Letter Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Letter Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Letter Agreement. Section headings in this Letter Agreement are included for convenience of reference only and shall not constitute a part of this Letter Agreement for any other purpose. Unless otherwise specified in this Letter Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP and consistent with the Credit Agreement. If this Letter Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

9.9    No Consequential Damages, Etc. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower , as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

9.10    Assignments and Participations. At any time, without any notice to the Borrower, the Bank may grant participations in, or, if there then exists an Event of Default or if the Bank receives the Borrower’s prior written consent (which consent will not be unreasonably withheld), sell, assign, transfer, negotiate, or otherwise dispose of, all or any part of the Bank’s interest in the Loan. The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any assignee of or participant in or any prospective assignee of or participant in all or any part of the Bank’s interest in the Loan.

9.11    USA PATRIOT Act Notice. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, the Bank is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the USA PATRIOT Act.

9.12    Important Information about Phone Calls. By providing telephone number(s) to the Bank, now or at any later time, the Borrower hereby authorizes the Bank and its affiliates and designees to contact the Borrower regarding the Borrower’s account(s) with the Bank or its affiliates, whether such accounts are Borrower’s individual accounts or business accounts for which Borrower is a contact, at such numbers using any means, including, but not limited to, placing calls using an automated dialing system to cell, VoIP or other wireless phone number, or by leaving prerecorded messages or sending text messages, even if charges may be incurred for the calls or text messages. Borrower hereby consents that any phone call with the Bank may be monitored or recorded by the Bank.

9.13    Confidentiality. In connection with the Obligations, this Letter Agreement and the other Loan Documents, the Bank and the Borrower will be providing to each other, whether orally, in writing or in electronic format, nonpublic, confidential or proprietary information (collectively, “Confidential Information”). Each of the Borrower and the Bank agrees (i) to hold the Confidential Information of the other in confidence; and (ii) not to disclose or permit any other person or entity access to the Confidential Information of the other party, except for disclosure or access to (a) a party’s affiliates and its or their employees, officers, directors, agents, representatives, (b) other third parties that provide or may provide ancillary support relating to the Obligations, this Letter Agreement and/or the other Loan Documents, or (c) to its external or internal auditors or regulatory authorities. It is understood and agreed that the obligation to protect such Confidential Information shall be satisfied if the party receiving such Confidential Information utilizes the same control (but no less than reasonable) as it does to avoid disclosure of its own confidential and valuable information. It is also understood and agreed that no information shall be within the protection of this Letter Agreement where such information: (w) is or becomes publicly available through no fault of the party to whom such Confidential Information has been disclosed; (x) is released by the originating party to anyone without restriction; (y) is rightly obtained from third parties who are not, to such receiving party's knowledge, under an obligation of confidentiality; or (z) is required to be disclosed by subpoena or similar process of applicable law or regulations.

For the purposes of this Letter Agreement, Confidential Information of a party shall include, without limitation, any financial information, scientific or technical information, design, process, procedure or improvement and all concepts, documentation, reports, data, data formats, specifications, computer software, source code, object code, user manuals, financial models, screen displays and formats, software, databases, inventions, knowhow, showhow and trade secrets, whether or not patentable or copyrightable, whether owned by a party or any third party, together with all memoranda, analyses, compilations, studies, notes, records, drawings, manuals or other documents or materials which contain or otherwise reflect any of the foregoing information.

Each of the Borrower and the Bank agrees to return to the other or destroy all Confidential Information of the other upon the termination of this Letter Agreement; provided, however, each party may retain such limited information for customary archival and audit purposes only for reference with respect to prior dealings between the parties subject at all times to the continuing terms of this Section.

Each of the Borrower and the Bank agrees not to use the other's name or logo in any marketing, advertising or related materials, without the prior written consent of the other party (except in the case of mandatory public filings).

9.14    Sharing Information with Affiliates of the Bank. The Borrower acknowledges that from time to time other financial and banking services may be offered or provided to the Borrower or one or more of its subsidiaries and/or affiliates (in connection with this Letter Agreement or otherwise) by the Bank or by one or more subsidiaries or affiliates of the Bank or of The PNC Financial Services Group, Inc., and the Borrower hereby authorizes the Bank to share any information delivered to the Bank by the Borrower and/or its subsidiaries and/or affiliates pursuant to this Letter Agreement or any of the Loan Documents to any subsidiary or affiliate of the Bank and/or The PNC Financial Services Group, Inc., subject to any provisions of confidentiality in this Letter Agreement or any other Loan Documents.

9.15    Electronic Signatures and Records. Notwithstanding any other provision herein, the Borrower agrees that this Agreement, the Loan Documents, any amendments thereto, and any other information, notice, signature card, agreement or authorization related thereto (each, a “Communication”) may, at the Bank’s option, be in the form of an electronic record. Any Communication may, at the Bank’s option, be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

9.16    Governing Law and Jurisdiction. This Letter Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of New Jersey. THIS LETTER AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE BANK AND THE BORROWER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, EXCLUDING ITS CONFLICT OF LAWS RULES, INCLUDING WITHOUT LIMITATION THE ELECTRONIC TRANSACTIONS ACT (OR EQUIVALENT) IN EFFECT IN THE STATE OF NEW JERSEY OR, TO THE EXTENT CONTROLLING, THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING WITHOUT LIMITATION THE ELECTRONIC SIGNATURES IN GLOBAL AND NATIONAL COMMERCE ACT). The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district in New Jersey; provided that nothing contained in this Letter Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Letter Agreement.

9.17    WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS LETTER AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

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To accept these terms, please sign the enclosed copy of this Letter Agreement below and return it to the Bank, along with the Note and other documents and certificates required under Section 5 of this Letter Agreement, prior to December 31, 2017, or this Letter Agreement and the Note may be terminated at the Bank’s option without liability or further obligation of the Bank.

Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Thomas E. Redmond
Thomas E. Redmond, Managing Director

ACCEPTANCE

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 14th day of December, 2017.

BORROWER:

NEW JERSEY RESOURCES CORPORATION

By: /s/ James W. Kent

Print Name: James W. Kent
Title: Treasurer

EXHIBIT A
TO LETTER AGREEMENT
DATED DECEMBER 14, 2017

A.    FINANCIAL REPORTING COVENANTS: The Borrower shall deliver or shall cause to be delivered to the Bank, the following:

(a)    As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier or later date, from time to time established by the United States Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended, or within fifty (50) days in the event the Borrower shall file its Form 10-Q within the extension period pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended), financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Borrower will be deemed to have complied with the delivery requirements of this Section if within forty-five (45) days after the end of their fiscal quarter (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, or within fifty (50) days in the event the Borrower shall file its Form 10-Q within the extension period pursuant to Rule 12b¬25 of the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Bank a copy of its Form 10-Q as filed with the SEC and the financial statements contained therein meet the requirements described in this Section. The Borrower is not required to deliver duplicate copies of the above financial statements.

(b)    As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, or within one hundred five (105) days in the event the Borrower shall file its Annual Report on Form 10-K within the extension period pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Bank. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Borrower under any of the Loan Documents. The Borrower will be deemed to have complied with the delivery requirements of this Section if within ninety (90) days (or one hundred five (105) days, if applicable) after the end of their fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Bank a copy of its Annual Report on Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meet the requirements described in this Section. The Borrower is not required to deliver duplicate copies of the above financial statements.

(c)    Concurrently with the financial statements of the Borrower furnished to the Bank as stated above, a certificate (each a "Compliance Certificate") of the Borrower signed by the Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower in the form of (and without duplication of) Exhibit 8.3.3 to the Credit Agreement.

B.    UNUSED COMMITMENT FEE:

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Bank, as consideration for its commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between (i) the maximum principal amount of the Line of Credit, and (ii) the aggregate amount of outstanding advances under the Loan. All Commitment Fees shall be payable quarterly in arrears on the first day of each calendar quarter occurring after the date hereof and prior to the Expiration Date, and on the Expiration Date or upon acceleration of the Loan.

For purposes hereof, the Applicable Commitment Fee Rate will be determined as follows:

Debt Rating	Applicable Commitment Fee Rate
A or above or A2 or above	.075%
A- or above but less than A or A3 or above but less than A2	.100%
BBB+ or above but less than A- or Baa1 or above but less than A3	.150%
BBB or lower or Baa2 or lower	.200%

The Borrower’s “Debt Rating” shall be determined as set forth in the Credit Agreement.